UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: April 30, 2007

Nuvelo, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22873	36-3855489
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Industrial Road, Suite 310, San Carlos, CA 94070-6211

(Address of Principal Executive Offices) (Zip Code)

(650) 517-8000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 30, 2007, Nuvelo, Inc. entered into an amended and restated addendum to its employment agreement (the “Amended Agreement”) with Ted Love, M.D., Nuvelo’s Chairman of the Board of Directors and Chief Executive Officer. Dr. Love has been employed by Nuvelo since January 11, 2001 pursuant to the terms of an employment and confidential information agreement, and addendum thereto, both dated January 11, 2001. Under the Amended Agreement, the principal additional benefits to which Dr. Love became entitled are increased compensation, option acceleration and other benefits upon change of control, and certain additional severance benefits, while leaving intact other provisions of the original employment agreement. The Compensation Committee of the Company’s Board of Directors approved these changes after considering the advice of the Committee’s compensation consultants regarding compensation practices of approved peer companies.

Under the Amended Agreement, Dr. Love will be entitled to an annual base salary of $650,000, participation in Nuvelo’s management bonus pool and eligibility to receive additional equity awards as determined by the Compensation Committee of Nuvelo’s board of directors.

If Dr. Love’s employment is terminated without cause, or for good reason, both as defined in the Amended Agreement, or upon the death of Dr. Love while an employee of Nuvelo, then:

•	the vesting of any options granted to Dr. Love within the first four years of his employment with Nuvelo will be fully accelerated;

•	the time period during which Dr. Love or his heirs will be able to exercise these accelerated options will be extended by up to an additional 18 months;

•

the vesting of any equity awards made to Dr. Love after April 30, 2007 will be accelerated by an additional 24 months, such that any awards that would have vested in the 24 months following Dr. Love’s termination will be deemed immediately vested;

•	Nuvelo will pay Dr. Love or his heirs 24 months of his then current base salary, in one lump sum; and

•

Nuvelo will pay premiums necessary to continue health insurance benefits for Dr. Love and his family for 24 months at the same level of benefits and the same cost to Dr. Love or his heirs as immediately prior to his termination.

Upon a change of control of Nuvelo, the vesting of all equity awards made to Dr. Love will be accelerated, such that the awards will be fully vested as of the effective date of the change of control. If Dr. Love’s employment is terminated without cause or for good reason within 12 months of a change in control of Nuvelo, then, in addition to the benefits described above, Dr. Love will be entitled to a lump sum payment equal to two times his target bonus for the year in which his termination occurred.

As a condition to receipt of any of the termination benefits described above, Dr. Love will be required to provide a general release in favor of Nuvelo. Nuvelo and Dr. Love have agreed in certain circumstances to reduce the amount of his benefits under the Amended Agreement to achieve the best after-tax result for Dr. Love. Nuvelo and Dr. Love also agreed that the payment of benefits under the Amended Agreement may be adjusted in certain circumstances so that such benefits are not subject to Section 409A(a)(1) of the Internal Revenue Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuvelo, Inc. (Registrant)

By:	/s/ Lee Bendekgey
Lee Bendekgey Senior Vice President and General Counsel

Dated: May 4, 2007